Exhibit 99.1

THE VITA COCO COMPANY REPORTS THIRD QUARTER 2022 FINANCIAL RESULTS

Net Sales of $124 Million, up 7% from Prior Year Driven by Strong 14% Growth of Vita Coco Coconut Water

Gross Margin of 26.3% Represents Continued Sequential Improvement over 90 Basis Points from Prior Quarter

Net Income was $7 Million, 5.9% of Net Sales, an Improvement of over 450 Basis Points from Prior Quarter

Adjusted EBITDA1 was 9.5% of Net Sales, an Improvement of over 300 Basis Points from Prior Quarter

NEW YORK, November 9, 2022 (GLOBE NEWSWIRE) - - The Vita Coco Company, Inc. (NASDAQ: COCO) (“Vita Coco” or the "Company”), a leading high-growth platform of better-for-you beverage brands, today announced financial results for the third quarter ended September 30, 2022.

Third Quarter 2022 Highlights Compared to Prior Year Period

•Net sales grew 7% to $124 million driven by strong 14% growth of Vita Coco Coconut Water despite significant out-of-stocks on certain flavored coconut water SKUs and a negative foreign currency impact on our reported International net sales.

•Gross profit was $33 million, a decrease of $6 million, or 26% of net sales, representing a sequential improvement of over 90 basis points from the second quarter of 2022 and an improvement of 650 basis points from the first quarter, compared to 33% of net sales in the prior year period, with the decrease driven by higher year-over-year transportation costs.

•Net income attributable to shareholders was $7 million, or $0.13 per diluted share, for the third quarter of 2022, compared to net income of $13 million, or $0.24 per diluted share, in the third quarter of 2021.

•Non-GAAP adjusted EBITDA1 was $12 million compared to $21 million, down $9 million due to higher transportation and ongoing incremental public company costs.

2022 Year-To-Date Highlights Compared to Prior Year Period

•Net sales grew 15% to $336 million driven by strong 22% growth of Vita Coco Coconut Water which continues to be the largest contributor to growth on a consolidated basis.

•Gross profit was $81 million, a decrease of $11 million, or 24% of net sales, compared to 31% of net sales in the prior year period, with the decrease driven by higher year-over-year transportation costs.

•Net income attributable to shareholders was $11 million, or $0.19 per diluted share, compared to net income of $22 million, or $0.42 per diluted share, in the prior year period.

•Non-GAAP adjusted EBITDA1 was $16 million, compared to $36 million, with the decrease primarily driven by higher transportation and ongoing incremental public company costs.

Michael Kirban, the Company's Co-founder and Executive Chairman, stated, "I am very proud of our teams’ performance during a challenging supply chain environment, and I'm especially happy with our strong Vita Coco Coconut Water net revenue growth of 14% in the third quarter. On a two-year basis, our third quarter Vita Coco Coconut Water net sales grew 58% over third quarter 2020, and grew 63% for the nine months year-to-date versus the same period in 2020, demonstrating the health of our brands. In 2023, we expect continued strong growth on our Vita Coco Coconut Water net sales, improvement in our gross margins and substantial progress back toward our long-term adjusted EBITDA target of the high teens as a percentage of sales. We are committed to our long-term ambition to create and maintain category leading brands in the broader, better-for you, functional beverage segment."

Martin Roper, the Company’s Chief Executive Officer, said, “We are pleased with our results, particularly our record net revenue, despite the lost sales from flavored coconut water out-of-stocks and a headwind from foreign exchange translation. Gross margins benefited from our second quarter pricing actions and a higher proportion of Vita Coco Coconut Water sales relative to private label, which was offset by higher average ocean container costs than prior quarters. We are happy that our brand remains very healthy and feedback from our retail customers on our key 2023 commercial initiatives has been positive. Based on ocean freight rates we are currently being offered, we believe the worst of the cost spike is likely behind us, and the potential margin upside in 2023 and beyond could be significant."

Third Quarter 2022 Consolidated Results

Net sales increased $8 million, or 7%, to $124 million for the third quarter ended September 30, 2022, compared to $116 million for the third quarter ended September 30, 2021. The increase in net sales was driven by increased case equivalent ("CE") volumes coupled with some benefits from net pricing actions.

Strong top line growth driven by the continued underlying strength of our Vita Coco brand was offset by increased transportation costs primarily due to the global shipping cost pressures. As a result, gross profit was $33 million for the third quarter of 2022, which was down $6 million compared to the third quarter of 2021. Gross margin of 26% in the third quarter represented a sequential improvement of over 90 basis points from the second quarter, decreasing from 33% in the same period last year.

Selling, general and administrative expenses in the third quarter of 2022 were $24 million, compared to $21 million in the same prior year period. The increase was largely due to higher marketing and ongoing public company costs, including personnel related expenses and insurance.

Net income attributable to shareholders was $7 million, or $0.13 per diluted share, for the third quarter of 2022, compared to net income of $13 million, or $0.24 per diluted share, in the third quarter of 2021. Net income was positively impacted by a non-cash mark-to-market gain in fair value on foreign currency hedges of $1 million versus a loss of $2 million last year.

Adjusted EBITDA1 for the third quarter of 2022 was $12 million, compared to $21 million in the third quarter of 2021. The decrease in adjusted EBITDA1 was primarily driven by higher transportation costs and incremental public company costs.

Balance Sheet

As of September 30, 2022, the Company had cash and cash equivalents of $21 million and $10 million of debt under a revolving credit facility, compared to $29 million and zero, respectively as of December 31, 2021. The decrease in net cash was primarily driven by working capital seasonality due to significantly increased accounts receivables. Inventories as of September 30, 2022 totaled $74 million compared to $75 million as of December 31, 2021. On September 30, 2022, there were 55,922,992 shares of common stock outstanding.

Fiscal Year 2022 Full Year Outlook

The Company is revising its full year 2022 guidance:

•Expect net sales in the range of $422-427 million, representing a growth of approximately 11-12% compared to fiscal year 2021.
•Anticipate full year gross margins in the mid 20%’s due to continued elevated transportation costs, partially offset by the benefit of higher net pricing and efficiency initiatives. Expect gross margin improvement for the fourth quarter relative to the third quarter.
•Forecast adjusted EBITDA2 in the range of $20-22 million reflecting volume and pricing growth offset by higher than normal transportation costs and increased public company costs.

Footnotes:
(1)Adjusted EBITDA represents earnings before income, taxes, depreciation, and amortization as adjusted for certain items as set forth in the reconciliation table of U.S. GAAP to non-GAAP information and is a measure calculated and presented on the basis of methodologies other than in accordance with GAAP. Please refer to the Use of Non-GAAP Financial Information herein for further discussion and reconciliation of this measure to GAAP measures.

(2) GAAP Net Income 2022 outlook is not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors including the unpredictability in the movement in foreign currency rates, as well as future charges or reversals outside of the normal course of business.

Conference Call and Webcast Details

The Vita Coco Company will host a conference call and webcast at 8:30 a.m. ET today to discuss these results. To participate in the live earnings call and question and answer session, please register at https://register.vevent.com/register/BIc2fd8e0d9f844c17a9213d754588280c and dial-in information will be provided directly to you. A slide presentation to support the webcast, and the live audio webcast will be accessible in the “Events” section of the Company’s Investor Relations website at https://investors.thevitacococompany.com. An archived replay of the webcast will be available shortly after the live event has concluded.

About The Vita Coco Company

The Vita Coco Company was co-founded in 2004 by Chairman Michael Kirban and Ira Liran. Pioneers in the functional beverage category, The Vita Coco Company’s brands include the leading coconut water, Vita Coco; clean energy drink Runa; sustainable enhanced water, Ever & Ever; and protein-infused water, PWR LIFT. With its ability to harness the power of people and plants, and balance purpose and profit, The Vita Coco Company has created a modern beverage platform built for current and future generations.

The company is a B Corp™ and is incorporated as a Public Benefit Corporation in Delaware.

Contacts
Investor:
ICR, Inc.
investors@thevitacococompany.com

Use of Non-GAAP Financial Measures

In addition to disclosing results determined in accordance with U.S. GAAP, the Company also discloses certain non-GAAP results of operations, including, but not limited to, Adjusted EBITDA, that include certain adjustments or exclude certain charges and gains that are described in the reconciliation table of U.S. GAAP to non-GAAP information provided at the end of this release. These non-GAAP measures are a key metric used by management and our board of directors to assess our financial performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance and because we believe it is useful for investors to see the measures that management uses to evaluate the Company. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparisons of results as the items described below in the reconciliation tables do not reflect ongoing operating performance.

These measures are not in accordance with, or an alternative to, U.S. GAAP, and may be different from non-GAAP measures used by other companies. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces its usefulness as a comparative measure. Investors should not rely on any single financial measure when evaluating our business. This information should be considered as supplemental in nature and is not meant as a substitute for our operating results in accordance with U.S. GAAP. We recommend investors review the U.S. GAAP financial measures included in this earnings release. When viewed in conjunction with our U.S. GAAP results and the accompanying reconciliations, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than U.S. GAAP measures alone.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including but not limited to, statements regarding our future financial and operating performance, including our GAAP and non-GAAP guidance, our strategy, projected costs, prospects, expectations, plans, objectives of management, supply chain predictions and expected net sales and category share growth.

The forward-looking statements in this release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control. These factors include, but are not limited to, those discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended on December 31, 2021 filed with the U.S. Securities and Exchange Commission ("SEC") on March 14, 2022 and in our Quarterly Reports on Form 10-Q for the quarters ended on March 31, 2022 and June 30, 2022 filed with the SEC on May 13, 2022 and August 11, 2022 and our other filings with the SEC as such factors may be updated from time to time and which are accessible on the SEC’s website at www.sec.gov and the Investor Relations page of our website at www.vitacoco.com. Any forward-looking statements contained in this press release speak only as of the date hereof and accordingly undue reliance should not be placed on such statements. We disclaim any obligation or undertaking to update or revise any forward-looking statements contained in this press release, whether as a result of new information, future events or otherwise, other than to the extent required by applicable law.

Website Disclosure

We intend to use our websites, vitacoco.com and investors.thevitacococompany.com, as a means for disclosing material non-public information and for complying with the SEC's Regulation FD and other disclosure obligations.

THE VITA COCO COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Amounts in thousands, except share data)

	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$21,211	$28,690
Accounts receivable, net of allowance of $1,565 at September 30, 2022, and $1,301 at December 31, 2021	65,717	47,195
Inventory	74,459	75,360
Supplier advances	1,519	1,170
Derivative assets	5,080	126
Assets held for sale	503	—
Prepaid expenses and other current assets	22,368	20,718
Total current assets	190,857	173,259
Property and equipment, net	2,014	2,473
Goodwill	7,791	7,791
Intangible assets, net	7,019	7,934
Supplier advances	4,878	2,808
Deferred tax assets, net	1,091	1,265
Other assets	4,728	1,954
Total assets	218,378	197,484
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	17,353	28,338
Accrued expenses and other current liabilities	45,950	42,399
Notes payable, current	24	28
Derivative liabilities	1,735	3,197
Total current liabilities	65,062	73,962
Credit facility	9,500	—
Notes payable	30	48
Other long-term liabilities	2,173	301
Total liabilities	76,765	74,311
Stockholders’ equity:
Common stock, $0.01 par value; 500,000,000 shares authorized; 62,129,192 and 61,764,582 shares issued at September 30, 2022 and December 31, 2021, respectively; 55,922,992 and 55,558,382 shares outstanding at September 30, 2022 and December 31, 2021, respectively	621	618
Additional paid-in capital	143,095	134,730
Retained earnings	57,993	47,369
Accumulated other comprehensive loss	(1,168)	(616)
Treasury stock, 6,206,200 shares at cost as of September 30, 2022, and December 31, 2021.	(58,928)	(58,928)
Total stockholders’ equity attributable to The Vita Coco Company, Inc.	141,613	123,173
Total liabilities and stockholders’ equity	$218,378	$197,484

THE VITA COCO COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Amounts in thousands, except for share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net sales	$124,043	$115,669	$335,796	$292,929
Cost of goods sold	91,467	77,168	254,868	201,368
Gross profit	32,576	38,501	80,928	91,561
Operating expenses
Selling, general and administrative	23,960	20,675	73,018	61,897
Income (Loss) from operations	8,616	17,826	7,910	29,664
Other income (expense)
Unrealized gain/(loss) on derivative instruments	952	(1,964)	6,416	1,250
Foreign currency gain/(loss)	(364)	(483)	(508)	(2,013)
Interest income	20	31	30	104
Interest expense	(130)	(127)	(213)	(319)
Total other income (expense)	478	(2,543)	5,725	(978)
Income before income taxes	9,094	15,283	13,635	28,686
Income tax expense	(1,836)	(2,296)	(3,011)	(6,277)
Net income	7,258	12,987	10,624	22,409
Net income/(loss) attributable to noncontrolling interest	—	(3)	—	(23)
Net income attributable to The Vita Coco Company, Inc.	$7,258	$12,990	$10,624	$22,432
Net income attributable to The Vita Coco Company, Inc. per common share
Basic	$0.13	$0.25	$0.19	$0.42
Diluted	$0.13	$0.24	$0.19	$0.42
Weighted-average number of common shares outstanding
Basic	55,785,622	53,006,746	55,658,946	53,266,209
Diluted	56,579,912	53,780,060	56,029,069	53,742,048

THE VITA COCO COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Amounts in thousands)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net income	$10,624	$22,409
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	1,442	1,557
(Gain)/loss on disposal of equipment	—	89
Bad debt expense	348	20
Unrealized (gain)/loss on derivative instruments	(6,416)	(1,250)
Stock-based compensation	5,657	1,641
Impairment loss on long-lived asset	619	—
Noncash lease expense	963	—
Changes in operating assets and liabilities:
Accounts receivable	(20,696)	(26,940)
Inventory	(255)	(15,362)
Prepaid expenses, net supplier advances, and other assets	(4,433)	(12,766)
Accounts payable, accrued expenses, and other liabilities	(6,034)	14,251
Net cash provided by (used in) operating activities	(18,181)	(16,351)
Cash flows from investing activities:
Cash paid for property and equipment	(907)	(127)
Net cash used in investing activities	(907)	(127)
Cash flows from financing activities:
Proceeds from exercise of stock options/warrants	2,675	153
Borrowings on credit facility	22,000	16,500
Repayments of borrowings on credit facility	(12,500)	(34,000)
Proceeds from settlement of loan to stockholder	—	17,700
Cash received (paid) on notes payable	(22)	30,028
Cash paid to acquire treasury stock	—	(50,003)
Cash paid to acquire portion of non-controlling interest	—	(54)
Net cash provided by (used in) financing activities	12,153	(19,676)
Effects of exchange rate changes on cash and cash equivalents	(544)	(117)
Net decrease in cash and cash equivalents	(7,479)	(36,271)
Cash and cash equivalents at beginning of the period	28,690	72,181
Cash and cash equivalents at end of the period	$21,211	$35,910

RECONCILIATION FROM GAAP NET INCOME TO NON-GAAP ADJUSTED EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
(in thousands)
Net income	$7,258	$12,987	$10,624	$22,409
Depreciation and amortization	497	514	1,442	1,557
Interest income	(20)	(31)	(30)	(104)
Interest expense	130	127	213	319
Income tax expense	1,836	2,296	3,011	6,277
EBITDA	9,701	15,893	15,260	30,458
Stock-based compensation (a)	1,457	629	5,657	1,641
Unrealized (gain)/loss on derivative instruments (b)	(952)	1,964	(6,416)	(1,250)
Foreign currency (gain)/loss (b)	364	483	508	2,013
Other adjustments (c)	1,240	1,678	1,240	3,401
Adjusted EBITDA	$11,810	$20,647	$16,249	$36,263
(a)Non-cash charges related to stock-based compensation, which vary from period to period depending on volume and vesting timing of awards. We adjusted for these charges to facilitate comparison from period to period.
(b)Unrealized gains or losses on derivative instruments and foreign currency gains or losses are not considered in our evaluation of our ongoing performance.
(c)Reflects other charges inclusive of legal costs, an impairment loss related to assets held for sale, and other non-recurring expenses (including costs related to public company readiness preparation).

SUPPLEMENTAL INFORMATION

	NET SALES
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2022	2021	2022	2021
Americas segment
Vita Coco Coconut Water	$82,643	$71,825	$217,934	$176,229
Private Label	24,786	25,973	68,413	66,457
Other	1,367	3,135	7,553	8,246
Subtotal	108,796	100,933	293,900	250,932
International segment
Vita Coco Coconut Water	10,637	10,093	30,110	26,445
Private Label	3,810	4,117	9,521	9,648
Other	800	526	2,265	5,904
Subtotal	15,247	14,736	41,896	41,997
Total net sales	$124,043	$115,669	$335,796	$292,929

	COST OF GOODS SOLD & GROSS PROFIT
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2022	2021	2022	2021
Cost of goods sold
Americas segment	78,516	66,254	220,615	169,430
International segment	12,951	10,914	34,253	31,938
Total cost of goods sold	$91,467	$77,168	$254,868	$201,368
Gross profit
Americas segment	30,279	34,679	73,285	81,502
International segment	2,297	3,822	7,643	10,059
Total gross profit	$32,576	$38,501	$80,928	$91,561
Gross margin
Americas segment	27.8%	34.4%	24.9%	32.5%
International segment	15.1%	25.9%	18.2%	24.0%
Consolidated	26.3%	33.3%	24.1%	31.3%

SUPPLEMENTAL INFORMATION

	VOLUME (CE)
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2022	2021	2022	2021
Americas segment
Vita Coco Coconut Water	8,670	7,605	23,269	19,482
Private Label	2,346	2,934	7,213	7,643
Other	200	326	1,092	831
Subtotal	11,216	10,865	31,574	27,956

International segment*
Vita Coco Coconut Water	1,581	1,463	4,412	3,890
Private Label	492	540	1,326	1,327
Other	13	7	38	213
Subtotal	2,086	2,010	5,776	5,430
Total volume (CE)	13,302	12,875	37,350	33,386
Note: A CE is a standard volume measure used by management which is defined as a case of 12 bottles of 330ml liquid beverages or the same liter volume of oil.
*International Other excludes minor volume that is treated as zero CE